UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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Notice of Annual Meeting—May 14, 2013

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 14, 2013 at 11:30 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.

The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about April     , 2013. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website for 12 months subsequent to the conclusion of the meeting.

The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Albert J. Neupaver

President and

Chief Executive Officer

April     , 2013

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

NOTICE OF 2013 ANNUAL MEETING

Date, Time and Place

•	May 14, 2013

•	11:30 a.m.

•	The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222

Purpose

•	Elect three directors for a term of three years

•	Approve an advisory (non-binding) resolution relating to the approval of 2012 named executive officer compensation

•	Amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.

•	If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.

•	Only stockholders of record on March 18, 2013 receive notice of and may vote at the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno

Senior Vice President,

General Counsel and

Secretary

April     , 2013

General

We have provided you this booklet and proxy materials on or about April     , 2013 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec”), is soliciting your proxy to vote at the company’s 2013 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 18, 2013 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Your vote is important.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the website address http://www.eproxy.com/wab and following the instructions for Internet voting shown on the website.

•	Vote by Telephone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, you do not need to request a proxy card.

Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you return your signed proxy card but do not make any selections as to how you wish to vote on a particular matter, your shares will be voted in favor of our director candidates, in favor of the approval of the advisory (non-binding) resolution relating to the approval of the 2012 named executive officer compensation, in favor of amending our restated certificate of incorporation to increase our authorized shares of common stock, and in favor of ratifying the appointment of Ernst & Young LLP, as the case may be.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date including a proxy given over the Internet or by telephone, by voting in person at the meeting or by a notification in writing to the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148.

Common Stock Outstanding

As of the close of business on March 18, 2013, approximately              shares of Wabtec common stock were issued and outstanding.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the meeting. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card if you requested copies of the proxy materials.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied.

To be elected, nominees for director must receive a plurality of the votes cast. This means that the three director nominees with the most votes are elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and abstentions with respect to the election of directors will have no effect on the outcome of the election of directors.

The approval of each of Proposals 2 and 4 requires a favorable vote of a majority of the shares present and entitled to vote on the applicable matter. The approval of Proposal 3 requires a favorable vote of a majority of the outstanding shares. An abstention will have the same effect as a vote against each applicable proposal. Broker non-votes with respect to Proposals 2 and 4 will have no effect on the outcome of the vote with respect to that proposal; however, broker non-votes with respect to Proposal 3 will have the effect of a vote against.

Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 4), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission (the “SEC”), a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Wabtec common stock is beneficially owned as of January 31, 2013 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the other named executive officers at December 31, 2012 (other than the Chief Executive Officer and Chief Financial Officer), and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise.

Executive Officer	Shares Owned		Percent of Class
Albert J. Neupaver	365,890	(1)(2)	*
Alvaro Garcia-Tunon	135,868	(1)(2)(3)	*
Raymond T. Betler	64,528	(1)(2)	*
David L. DeNinno	6,155	(1)(2)	*
Charles F. Kovac	67,229	(1)(2)	*

Director/Nominee	Shares Owned		Percent of Class
Robert J. Brooks	270,753	(1)(2)(4)	*
Emilio A. Fernandez	694,086	(1)(2)(5)	1.43%
Lee B. Foster, II	50,906	(1)(2)(6)	*
Brian P. Hehir	20,864	(1)(2)(7)	*
Michael W.D. Howell	10,183	(1)(2)	*
William E. Kassling	715,387	(1)(2)(8)	1.48%
Gary C. Valade	17,363	(1)(2)	*
Nickolas W. Vande Steeg	22,364	(1)(2)	*
Directors and Executive Officers as a Group (20 persons)	2,681,429	(1)(2)	5.49%
*	Less than 1%

(1)	Includes restricted shares as follows: Mr. Neupaver 48,587; Mr. Garcia-Tunon 16,242; Mr. Betler 16,242; Mr. DeNinno 5,155; Mr. Kovac 12,175; each non-employee director 1,375.61; and all directors and executive officers as a group 152,422. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.

(2)	Includes options that are exercisable on or within 60 days of January 31, 2013 as follows: Mr. Neupaver 138,226; Mr. Garcia-Tunon 44,421; Mr. Betler 31,171; Mr. DeNinno 700; Mr. Kovac 28,450; Mr. Brooks 8,000; Mr. Fernandez 19,334; Mr. Foster 12,000; Mr. Hehir 9,000; Mr. Howell 4,000; Mr. Kassling 8,000; Mr. Vande Steeg 13,000 and all directors and executive officers as a group 396,266.

(3)	Includes 35,477 shares owned by Mr. Garcia-Tunon. Also includes 56,000 shares held in a family trust for which Mr. Garcia-Tunon’s wife serves as a co-trustee. Mr. Garcia-Tunon disclaims beneficial ownership of the shares held in such trust.

(4)	Includes 47,052 shares owned by Mr. Brooks. Also includes 215,701 shares owned by Suebro, Inc., a Delaware holding company.

(5)	Includes 416,461 shares owned by Mr. Fernandez. Also includes 257,175 shares owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife. Also includes 1,116 shares held by Mr. Fernandez in Wabtec’s 401(k) plan.

(6)	Includes 20,556 shares owned by Mr. Foster, 6,600 shares held by Foster Holdings, Inc. and 11,750 shares held by Lee B. Foster II Dynasty Trust.

(7)	Includes 10,863.6 shares owned by Mr. Hehir. Also includes 1,000 shares held by the Brian P. Hehir and Janet S. Hehir Foundation for which Mr. Hehir serves as a trustee of the foundation.

(8)	Includes 29,454 shares owned by Mr. Kassling. Also includes 676,292 shares owned by Davideco, a Delaware corporation, and 1,640 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

Owners of More Than 5%

The following table shows shareholders who are known to Wabtec to be a beneficial owner of more than 5% of Wabtec’s common stock as of March 18, 2013.

Name and Address of Beneficial Owner	Beneficial Ownership (1)		Percentage of Class
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	3,311,043	(2)	6.914%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,006,179	(3)	6.28%
(1)	Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	Based solely upon the information in the Schedule 13G filed February 14, 2013, Neuberger Berman Group LLC controls Neuberger Berman LLC and certain affiliated persons. As investment advisers, certain affiliated persons that are controlled by Neuberger Berman Group LLC have investment and voting powers with respect to the shares held. Neuberger Berman LLC shares dispositive power with respect to 3,311,043 shares and shares voting power with respect to 3,236,043 shares. Neuberger Berman Management LLC shares dispositive power and voting power with respect to 2,938,790 shares. Neuberger Berman Equity Funds shares dispositive power and voting power with respect to 2,575,390 shares.

(3)	Based solely upon the information in the Schedule 13G filed February 4, 2013, BlackRock, Inc. has sole dispositive and voting power with respect to 3,006,179 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations we believe all directors and executive officers complied with the requirements of Section 16(a) in 2012; except that one Form 4 for Mr. Kassling was filed one day late due to the Thanksgiving holiday.

Proposal 1—Election of Directors

Wabtec’s Board of Directors currently has nine members and three vacant seats. The Board is divided into three classes whose terms of office end in successive years. Robert J. Brooks, William E. Kassling and Albert J. Neupaver, whose terms of office are expiring, have been nominated to serve for new terms ending in 2016. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 10, and approved by the entire Board of Directors.

Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors that are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:

•	background,

•	skill needs,

•	personal characteristics,

•	diversity, and

•	business experience.

With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance

Committee’s process to recommend qualified director candidates is further described on page 10 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.

The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.

Vote Required

Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following director nominees.

Director Nominees to Serve for a Three-Year Term Expiring in 2016

Robert J. Brooks Age 69 Director since 1990

Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Executive Committee, Board of Trustees, Franklin & Marshall College since 2006; Mayor of Murrysville, Pennsylvania, since January 2010; NASDAQ Nominating Committee since 2009; Southwestern Pennsylvania Planning Commission, since 2012.

Mr. Brooks had an extensive career as an executive at Wabtec, including serving as its Chief Financial Officer for many years. His thorough knowledge of Wabtec and the rail industry, and his financial background and experience have enabled him to provide an important executive and leadership perspective to the Board and to the company.

William E. Kassling Age 69 Director since 1990

Chairman of Wabtec since prior to 1997; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998.

Director of Pittsburgh Penguins Inc., Texas Rangers, Parker-Hannifin Corporation, SmartOps, Inc. and Wabtec Foundation.

Mr. Kassling has served as the Chairman of Wabtec since 1990 and has also served as its Chief Executive Officer. He has extensive knowledge of the company and the industry, and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.

Albert J. Neupaver Age 62 Director since 2006

President and Chief Executive Officer of Wabtec since February 2006; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Wabtec Foundation, Carnegie Science Center and Koppers Inc.; Member of Board of Trustees of the Carnegie Museums. Member of Robbins & Myers, Inc. Board of Directors from January 2009 to February 2013.

Mr. Neupaver currently is the President and Chief Executive Officer of Wabtec, a position he has held since February 2006. Mr. Neupaver has led the company on an unprecedented growth initiative throughout the business cycle. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of other public companies and non-profit organizations, through which he has gained further insight into corporate governance issues.

Continuing Directors with a Three-Year Term Expiring in 2015

Brian P. Hehir Age 59 Director since 2007

Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008.

Member of the St. Francis Hospital Board of Trustees from 2011 to present. Member of Georgetown University School of Nursing and Health Studies Board of Visitors from October 2003 to February 2011; Member of University of Connecticut Health Center Board of Directors from November 2005 to July 2009; Member from 2004 to 2010 and Treasurer from 2006 to 2010 of U.S. Lacrosse Foundation Board of Directors.

Mr. Hehir has had an extensive career in financial markets with over 30 years of experience working in investment banking and capital markets. In this capacity, he advised clients on mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.

Michael W. D. Howell Age 65 Director since 2003

Chief Executive Officer of Transport Initiatives Edinburgh Limited from May 2002 to July 2006; Chairman of FPT Group Limited for six years starting in April 1998; Chairman of EVO Electric Limited, London, from September 2007 to February 2012.

Director of Hutchison China Meditech Limited, Hong Kong since May 2006; Member of Court (Director) of Clothworkers’ Company, London; Chairman of Trustees of City & Guilds of London Institute from September, 2006 to October, 2012.

Mr. Howell has 35 years of experience from executive and board positions on various companies in the railroad business, such as Cummins Engine Company, Inc., GE Canada, Inc., General Electric Company, Inc., Railtrack Group PLC and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the United States and international railroad industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a growing public company in the railroad industry.

Nickolas W. Vande Steeg Age 70 Director since 2007

Member of the Board of Directors of Trimble Navigation Limited since 2003; retired in March 2007 from Parker-Hannifin Corporation as President, Chief Operating Officer and Director after 35 years with the company.

Mr. Vande Steeg retired in 2007 with 35 years of experience in a Fortune 500 company where he most recently held the title of President and Chief Operating Officer. Mr. Vande Steeg’s leadership and operational background in a large public company, and particularly his knowledge of international operational management, as well as strategic pricing, purchasing and lean manufacturing, makes him well-suited to provide guidance and insight to the Board of a large international public company.

Continuing Directors with a Three-Year Term Expiring in 2014

Emilio A. Fernandez Age 68 Director since 1995

Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Mr. Fernandez has over 30 years of experience in executive positions in the railroad industry. His knowledge of the rail market, understanding of the company’s products and his overall business acumen provide the Board with an executive and leadership perspective on our company and the railroad industry in general.

Lee B. Foster, II Age 66 Director since 1999

Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.

Gary C. Valade Age 70 Director since 2005

Member of the Board of Management and Executive Vice President of Global Procurement and Supply for DaimlerChrysler from 1998 until his retirement in 2003; Executive Vice President and Chief Financial Officer and member of the Office of the Chairman of Chrysler Corporation from 1993 to 1998.

Mr. Valade had a 35-year financial career with Chrysler Corporation encompassing all aspects of financial control and accounting, including six years in the role of Chief Financial Officer, which provides the Board with important insight regarding the management, operations, financial reporting and accounting of a large public company.

Corporate Governance Matters

The Board and Committees

The Board met six times during 2012. All directors attended all regularly scheduled meetings of the Board and the committees on which they served in 2012, except for one director who did not attend the Board meeting held on September 10, 2012. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors.

In addition to the independence requirements set forth in the listing standards of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•

a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•

a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to such charitable organization in any fiscal year do not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members are independent, with the exception of Mr. Neupaver. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards.

It is the company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2012 annual meeting of stockholders.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Board of Directors appointed Mr. Kassling as “lead director” to preside at all 2012 executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our Board has also appointed him as “lead director” to preside at all such 2013 executive sessions. The Board generally holds such executive sessions at every regularly scheduled Board meeting. At least one executive session each year is required to be attended only by independent directors.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing and monitoring the material risks facing the company.

In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan, which addresses, among other things, the risks and opportunities facing the company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee each Board meeting. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls’ design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	rolling three-year performance targets discourage short-term risk taking;

•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking;

•	equity ownership guidelines discourage excessive risk taking; and

•

Wabtec does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee approved continued use of its written charter at its February 11, 2013 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Wabtec; and

•	recommend changes to Wabtec’s corporate governance guidelines.

The Committee met twice during 2012. The members of the Nominating and Corporate Governance Committee in 2012 were Mr. Brooks, Mr. Fernandez, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC. Mr. Fernandez is the Chairman of the Nominating and Corporate Governance Committee. The composition of the current Nominating and Corporate Governance Committee remains the same.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148 and giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2013 annual meeting of stockholders. Our amended and restated by-laws require that for a stockholder to recommend a director nominee, notice in writing must be given to the Secretary of Wabtec no later than the 60th day and no earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting proxy statement.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Audit Committee

The Audit Committee acts under a written charter. The Audit Committee reviewed and approved the continued use of its written charter at its February 11, 2013 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, its financial reporting process, its systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met five times in 2012. The members of the Audit Committee in 2012 from January 1 to May 16, 2012 were Mr. Brooks, Mr. Foster, Mr. Hehir, Mr. Howell and Mr. Valade. From May 16, 2012 to present the members of the Audit Committee have been Mr. Brooks, Mr. Foster, Mr. Hehir, Mr. Fernandez and Mr. Valade. Each of the foregoing members of the Audit Committee during 2012, and currently, is independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that Mr. Valade, the Audit Committee’s Chairman, qualifies as an “audit committee financial expert” as defined in the regulations of the SEC.

Audit Committee Report

The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the audit committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2012.

We have also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2012, be included in the company’s Annual Report on Form 10-K, for the year ended December 31, 2012, to be filed with the SEC.

Respectfully submitted,

Gary C. Valade, Chairman

Robert J. Brooks

Lee B. Foster, II

Brian P. Hehir

Emilio A.  Fernandez

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and officers; and

•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members in 2012 were Mr. Foster, Mr. Hehir, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. In addition, the Compensation Committee members each qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Foster served as the Compensation Committee’s Chairman. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met four times in 2012. The Compensation Committee approved continued use of its written charter at its February 11, 2013 meeting. A copy of the written charter is available on Wabtec’s website at http://www.wabtec.com.

The Compensation Committee reviews our executive compensation arrangements and recommends changes or adjustments to the Board, which then establishes these items. Base salaries are established at the beginning of the fiscal year and bonuses are awarded after fiscal year results are available. Base salaries depend mainly on the executive officer’s position and responsibility, while bonuses are based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and (ii) a personal performance factor which measures whether the individual executive attained certain quantitative and measureable goals established for that executive.

Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant equity-based, long-term incentive awards under our 2011 Stock Incentive Plan. Such awards take the form of stock options, performance units and restricted share awards. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the shareholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long term compensation is appropriate for each executive.

The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation. The Compensation Committee also has the authority to retain compensation consultants, advisors and legal counsel as it deems necessary and has the sole authority to approve such consultants’ fees, which are payable by the Company.

Compensation Committee Interlocks and Insider Participation

During 2012, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2012 fiscal year or at any other time an officer or employee of the company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 14 through 19 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted,

Lee B. Foster, II, Chairman

Brian P. Hehir

Nickolas W. Vande Steeg

Michael W. D. Howell

Executive and Director Compensation

Compensation Discussion and Analysis

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2012. This discussion focuses primarily on the fiscal year 2012 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2012 or in 2013 if we believe it provides relevant information.

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock awards and units, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, tax gross-up payments and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at the average of that paid to executives with similar responsibilities. To ensure that the company is able to attract and retain high potential executives, the company benchmarks executive compensation using compensation surveys of similar-sized companies and also uses an index average of similar-sized manufacturing companies. This index is comprised of: Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Inc., IDEX Corp., Sauer-Danfoss, Kennametal, Trinity Industries, Greenbrier Companies, Actuant, Ametek, Astec Industries, Crane Co., Donaldson, EnPro Industries, Gardner Denver, Koppers Holdings, Titan International, and WABCO Holdings (the “Peer Index Group”).

Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

In 2012, our named executive officers compensation was allocated as follows:

Name	Salary	Annual Incentive Award	Long- Term Incentive Award
Albert J. Neupaver	15.80%	31.37%	52.83%
Alvaro Garcia-Tunon	21.35%	30.89%	47.76%
Raymond T. Betler	20.11%	29.58%	50.31%
David L. DeNinno	22.70%	28.35%	48.95%
Charles F. Kovac	30.35%	24.38%	45.27%

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews information about compensation practices and levels in Wabtec’s industry and the position and responsibility of the particular executive which is publicly available or provided by the Chief Executive Officer and the Senior Vice President of Human Resources. The Committee also uses benchmarking to establish base salaries as discussed below. The annual incentive award for 2012 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and

(ii) a personal performance factor which measures whether the individual executive attained pre-determined goals and objectives established for that executive which are tied to the overall company strategic objectives for that year. Long-term incentives in the form of stock options, restricted stock, restricted stock units and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long term goals and objectives.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Committee approved the 2012 compensation arrangements for executive officers, including base salaries, bonuses and equity awards, described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and executive officers; and

•	recommending incentive compensation plans and equity-based plans.

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to engage any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary.

Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation.

Components of Compensation.

Our 2012 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.

Base Salaries. Base salaries for our executive officers are reviewed annually and depend mainly on the executive’s office and responsibility and are based on the competitive average for executives with similar responsibilities in peer group companies. In this regard, the company uses two different benchmarks, one a broader benchmark study based on manufacturing companies that are between $1.0 billion and $3.0 billion in revenue and a second study that is an index average of the members of the Peer Index Group. Individual salaries may be above or below the competitive average based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success.

For fiscal year 2012, the base salary increases of our named executive officers ranged from 2.90% to 3.98% as a result of this process. These increases are discussed further in connection with the “Summary Compensation Table” which follows.

Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to the annual business plan and budget. The actual amount of bonuses are a function of the company’s overall financial performance, the participant’s individual performance and Board approval. Bonuses are based upon the success of two factors: a financial performance factor or “FPF” (ranging from 0 to 1.5 maximum), that measures either earnings per share or earnings before interest and taxes (“EBIT”) and working capital management; and a personal performance factor or “PPF” (ranging from 0 to 1.5 maximum) that measures whether the executive has attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The bonus formula is based on the product of the participant’s base salary, the participant’s target bonus percentage, the FPF and the PPF. If both the financial performance factor and the applicable personal performance factor were achieved, the named executive officers would earn 100% of their target bonus. To qualify for a minimum payout under the bonus plan, the business unit or company, as applicable to the particular participant, must achieve at least 80% of its plan’s

EBIT and 80% of its working capital plan target for the year. We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability. Overall, total cash compensation (the sum of salary and bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved. Target bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2012. For 2012, the Company’s actual EBIT, EPS and working capital results far exceeded the respective targets resulting in an FPF of 1.46 out of a maximum factor possible under the annual incentive plan of 1.5.

The bonus targets for 2012 for each of the named executive officers as a percentage of base salary were:

Name	Target
Albert J. Neupaver	100%
Alvaro Garcia-Tunon	80%
Raymond T. Betler	80%
David L. DeNinno	70%
Charles F. Kovac	70%

Mr. Neupaver, Mr. Garcia-Tunon, Mr. Betler, Mr. DeNinno and Mr. Kovac participated in the annual incentive plan and each of them, due to the company’s performance and their individual performance achieved greater than their target bonus. The bonuses received as a result are reflected in the non-equity incentive plan compensation column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation. We currently administer our long-term incentive compensation through the 2011 Stock Incentive Plan, under which we grant stock options, restricted stock, restricted stock units and performance units. As of December 31, 2012, a total of 1,989,640 shares of common stock are available for issuance under the plan. The plan is administered by the Compensation Committee. During 2012, the company made the following grants of equity awards: 81,025 shares of restricted stock, 19,950 restricted stock units, 75,698 stock options and 120,660 performance units. Equity awards made in February, 2012 to all named executive officers are detailed under the table “2012 Grants of Plan Based Awards” on page 22. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long term compensation. Additional awards were made throughout the year to new hires, promotions of current employees, and key management obtained through acquisitions. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the company, the stock price and retention of key management. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values generally are competitive with market practice for comparable executive positions in similar companies based on the Peer Index Group and other relevant data reviewed by the Committee.

Any awards made under the 2011 Stock Incentive Plan will be recovered (a “clawback”) by the company if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:

(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the company or any of its subsidiaries;

(ii)	induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the company or any of its subsidiaries to cease doing business with the company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the company or any of its subsidiaries;

(iii)	solicits any employee of the company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the company or any of its subsidiaries; or

(iv)	makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

The clawback does not apply following the occurrence of a change of control event unless the award agreement specifically so provides or as required by applicable law.

Stock options and restricted stock are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February of the applicable year. We have historically awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the Compensation Committee and has typically been in 25% increments over a four-year period, subject to continued employment with the Company. In February of 2012, we granted both restricted stock and stock options to all named executive officers as part of their long term compensation with the company. The grant date fair value of those awards is reflected in the Summary Compensation Table on page 20.

The company also administers a rolling three-year long-term incentive program using performance units. This program is designed to reward executives for meeting or exceeding economic profit growth goals. Economic profit is a measure of the extent to which the company produces financial results in excess of its cost of capital. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2013-2015. For each executive selected to participate in this program, we establish a target grant of performance units at the beginning of each three-year performance cycle. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target grant of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. This program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the company. If a program participant leaves the company voluntarily, or is terminated for cause, he or she is not eligible to receive any performance units he or she may have earned under the program. If a program participant otherwise leaves the company, his or her payout may be pro-rated in accordance with the amount of time he or she participated in the program relative to the performance period. For the 2012–2014 performance cycle, the Compensation Committee approved target goals based on cumulative economic profit for the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.

During 2012, Wabtec achieved 200% of its target three-year cumulative economic profit goal of $179.7 million for the 2010–2012 performance cycle, which resulted in the following payouts in March 2013 to the named executive officers:

Mr. Neupaver	72,000 shares of Wabtec common stock with a value at payout of $7,067,680
Mr. Garcia-Tunon	27,000 shares of Wabtec common stock with a value at payout of $2,355,893
Mr. Betler	16,000 shares of Wabtec common stock with a value at payout of $1,570,596
Mr. Kovac	16,000 shares of Wabtec common stock with a value at payout of $1,570,596(1)

(1)	Under the terms of the Company’s Deferred Compensation Plan (as described below), Mr. Kovac elected to defer 100% of the payout. Such deferral will be placed in his individual deferral account.

Executive Officers as a group received 182,400 shares of Wabtec common stock with a value at payout of $17,904,789.

Stock Ownership Requirements. In February 2007, Wabtec approved stock ownership guidelines for executive management and for non-employee board members. These guidelines were established to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows: President and CEO to accumulate shares having a value equal to seven times base salary;

executive officers to accumulate shares having a value equal to three times base salary; general managers and equivalent to accumulate shares having a value equal to two times base salary; and non-employee Board members to accumulate shares having a value equal to four times their cash retainer. These ownership guidelines are to be achieved within three to five years and are defined as a multiple of base salary for executives and a multiple of cash compensation for the non-employee board members. Except for Mr. DeNinno, each of the executive officers and non-employee board members have met their required stock ownership described above. As of March 18, 2013, our directors and executive officers as a group owned approximately             % of our common stock.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include: life and health insurance benefits, social and health club dues, and tax gross-up payments.

Deferred Compensation Plan. In December 2009, the Board approved and adopted a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, bonus and/or long term incentive payout. Non-employee directors may elect to defer annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as of the if the stock retainer had not been deferred. For the executive officers during 2012, Mr. Garcia-Tunon elected to defer 10% of his bonus, and Mr. Kovac elected to defer 25% of his cash bonus and 100% of his long term incentive payout. For the non-employee directors, Mr. Kassling elected to defer $100,000 of the cash retainer, and each of Mr. Howell and Mr. Foster elected to defer 100% of their respective stock retainer.

Post-Termination Compensation.

The company does not generally provide employment agreements to its executive officers. The Board of Directors has entered into employment continuation agreements with nine senior executive officers, including the following named executive officers: Albert J. Neupaver, Alvaro Garcia-Tunon,

Raymond T. Betler, David L. DeNinno and Charles F. Kovac. These agreements are discussed below generally, and only become effective in the event of a change of control of Wabtec. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the company.

Tax Implications of Executive Compensation. Our deductions for compensation payable to the named executive officers (other than the Chief Financial Officer) are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the aggregate amount paid to an executive officer exceeds $1 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. We generally seek to preserve the income tax-deductibility of compensation paid to our executive officers. Notwithstanding this general policy, the Compensation Committee retains the authority to approve compensation arrangements under which not all compensation paid to covered individuals would be tax-deductible, if such payments are deemed to be in the best interests of both Wabtec and its stockholders.

Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

Role of 2012 Advisory Vote on Executive Compensation in the Compensation Setting Process.

The Compensation Committee reviewed the results of the 2012 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 92.93%) of our stockholders approved the compensation program described in our 2012 proxy statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Summary Compensation Table

This table shows the compensation for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three other most highly paid executive officers, other than the Chief Executive Officer and Chief Financial Officer, at December 31, 2012.

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Albert J. Neupaver	2012	$890,000	$2,639,879	$436,128	$1,826,678	$30,221	$5,822,906
President and Chief Executive Officer	2011	$860,400	$2,711,678	$502,807	$1,917,832	$73,941	$6,066,658
	2010	$815,000	$2,406,915	$455,490	$1,270,795	$71,932	$5,020,132

Alvaro Garcia-Tunon	2012	$418,800	$887,959	$146,698	$669,252	$43,807	$2,166,516
Executive Vice President and Chief Financial Officer	2011	$406,800	$903,893	$167,602	$707,100	$62,054	$2,247,449
	2010	$370,000	$802,305	$151,830	$461,540	$65,656	$1,851,331

Raymond T. Betler	2012	$391,800	$887,959	$146,698	$608,892	$21,885	$2,057,234
Chief Operating Officer	2011	$376,800	$903,893	$167,602	$644,780	$40,119	$2,133,194
	2010	$310,000	$687,690	$101,220	$243,816	$43,920	$1,386,646

David L. DeNinno (1)	2012	$300,000	$637,417	$79,296	$415,176	$32,351	$1,464,240
Senior Vice President, General Counsel and Secretary

Charles F. Kovac	2012	$348,000	$479,978	$79,296	$301,127	$26,934	$1,235,335
Senior Vice President-Freight Products Group	2011	$338,200	$602,595	$111,735	$448,584	$23,928	$1,525,042
	2010	$323,200	$687,690	$101,220	$413,226	$40,889	$1,566,225
(1)	Mr. DeNinno joined Wabtec on February 21, 2012.

(2)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to the awards of a) restricted stock made to the named executive officers in February 2010 under the 2000 Stock Incentive Plan, as amended, and in February 2011 and 2012 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in fiscal years 2010, 2011 and 2012 for the 2010-2012, 2011-2013 and 2012-2014 performance periods respectively. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2012. The value of the 2012 long term incentive award is based on probable achievement of the applicable performance goals. The value of that award based on achievement of maximum performance level would be: for Mr. Neupaver – $3,105,740; for Mr. Garcia-Tunon – $1,044,658; for Mr. Betler – $1,044,658; for Mr. DeNinno – $557,000; for Mr. Kovac – $564,680.

(3)	Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report of Form 10-K for the year ended December 31, 2012.

(4)	Reflects amounts earned by the named executive officers for fiscal years 2012, 2011 and 2010 under Wabtec’s annual incentive award plan. Payment for 2012 performance was made in February 2013. Under the terms of the Company’s Deferred Compensation Plan, Mr. Kovac elected to defer 50%, of the 2012 award, Mr. Garcia-Tunon and Mr. Kovac elected to defer 10% and 25%, respectively, of the 2011 award, and Mr. Garcia-Tunon elected to defer 20% of the 2010 award.

(5)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:

Name	Year	Tax Gross Up Payments	Car Allowances	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments	Total
Albert J. Neupaver	2012	$3,930	$0	$5,747	$15,000	$5,544	$30,221
	2011	$21,806	$26,150	$5,741	$14,700	$5,544	$73,941
	2010	$21,077	$26,150	$4,674	$14,700	$5,331	$71,932

Alvaro Garcia-Tunon	2012	$9,894	$0	$14,470	$15,000	$4,443	$43,807
	2011	$18,172	$13,800	$12,776	$14,700	$2,606	$62,054
	2010	$19,681	$16,561	$12,222	$14,700	$2,492	$65,656

Raymond T. Betler	2012	$1,769	$0	$2,587	$15,000	$2,529	$21,885
	2011	$9,453	$11,639	$2,186	$14,700	$2,141	$40,119
	2010	$11,060	$13,861	$2,314	$14,700	$1,985	$43,920

David L. DeNinno	2012	$6,712	$0	$9,816	$14,077	$1,746	$32,351

Charles F. Kovac	2012	$3,887	$0	$5,684	$15,000	$2,363	$26,934
	2011	$2,878	$0	$4,209	$14,700	$2,141	$23,928
	2010	$10,204	$10,666	$4,257	$14,700	$1,062	$40,889

For 2012, the base salary increases of our named executive officers resulting from the process described in the Compensation Discussion and Analysis follows:

Mr. Neupaver	3.44%
Mr. Garcia-Tunon	2.95%
Mr. Betler	3.98%
Mr. DeNinno	N/A
Mr. Kovac	2.90%

The average increase for named executive officers in 2012 was 3.32% and the range for the executive officers as a group was 2.01% – 10.22%. The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that these increases are in line with comparable industry practices and are merited based upon personal performance, company performance and return to our stockholders.

2012 Grants of Plan Based Awards

This table shows the equity based awards granted in 2012 to Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Thresh- old	Target	Maxi- mum	Thresh- old	Target	Maxi- mum
Mr. Neupaver		$0	$890,000	$2,002,500
	2/15/12				5,500	22,000	44,000				$1,552,870
	2/15/12							15,400			$1,087,009
	2/15/12								15,400	$70.585	$436,128
Mr. Garcia-Tunon		$0	$335,040	$753,840
	2/15/12				1,850	7,400	14,800				$522,329
	2/15/12							5,180			$365,630
	2/15/12								5,180	$70.585	$146,698
Mr. Betler		$0	$313,440	$705,240
	2/15/12				1,850	7,400	14,800				$522,329
	2/15/12							5,180			$365,630
	2/15/12								5,180	$70.585	$146,698
Mr. DeNinno		$0	$210,000	$472,500
	2/21/12				1,000	4,000	8,000				$278,500
	2/21/12							5,155			$358,917
	2/21/12								2,800	$69.625	$80,584
Mr. Kovac		$0	$243,600	$548,100
	2/15/12				1,000	4,000	8,000				$282,340
	2/15/12							2,800			$197,638
	2/15/12								2,800	$70.585	$79,296
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan.

(2)	Reflects the grant of performance units for the three-year performance period of 2012-2014 approved by the Compensation Committee in February 2012 under Wabtec’s 2011 Stock Incentive Plan. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. Payouts for these awards, if any, will be made by March 15, 2015.

(3)	Reflects the grant of restricted stock to the named executive officers on February 15, 2012 under Wabtec’s 2011 Stock Incentive Plan, with the exception of Mr. DeNinno, whose award was made on February 21, 2012. One-fourth of the shares vested on March 1, 2013 and the remaining shares will vest in one-fourth increments on March 1, 2014, March 1, 2015 and March 1, 2016.

(4)	Reflects the grant of options to the named executive officers on February 15, 2012 under Wabtec’s 2011 Stock Incentive Plan, with the exception of Mr. DeNinno, whose award was made on February 21, 2012. One-fourth of the options vested on March 1, 2013 and the remaining options will vest in one-fourth increments on March 1, 2014 March 1, 2015 and March 1, 2016.

(5)	Reflects the grant date fair value computed in accordance with ASC 718.

2012 Outstanding Equity Awards at Fiscal Year-End

This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2012 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Name	Exercisable	Unexercisable
Albert J. Neupaver	50,000	0	34.85	2/20/18	—		$—	121,000	$10,524,580
	40,500	13,500	29.00	2/17/19	4,500	(2)	$391,410
	13,500	13,500	38.205	2/17/20	13,500	(3)	$1,174,230
	5,063	15,187	57.39	2/15/21	15,187	(4)	$1,320,965
	0	15,400	70.585	2/14/22	15,400	(5)	$1,339,492
					48,587		$4,226,097
Alvaro Garcia-Tunon	15,000	0	34.85	2/20/18	—		$—	40,400	$3,513,992
	13,500	4,500	29.00	2/17/19	1,500	(2)	$130,470
	4,500	4,500	38.205	2/17/20	4,500	(3)	$391,410
	1,688	5,062	57.39	2/15/21	5,062	(4)	$440,293
	0	5,180	70.585	2/14/22	5,180	(5)	$450,556
					16,242		$1,412,729
Raymond T. Betler	10,000	0	58.085	8/18/18	—		$—	32,400	$2,818,152
	9,000	3,000	29.00	2/17/19	1,000	(2)	$86,980
	3,000	3,000	38.205	2/17/20	5,000	(3)	$434,900
	1,688	5,062	57.39	2/15/21	5,062	(4)	$440,293
	0	5,180	70.585	2/14/22	5,180	(5)	$450,556
					16,242		$1,412,729
David L. DeNinno	0	2,800	69.625	2/21/22	5,155	(5)	$448,382	4,000	$347,920
Charles F. Kovac	9,000	0	34.85	2/20/18	—		$—	26,000	$2,261,480
	9,000	3,000	29.00	2/17/19	1,000	(2)	$86,980
	3,000	3,000	38.205	2/17/20	5,000	(3)	$434,900
	1,125	3,375	57.39	2/15/21	3,375	(4)	$293,558
	0	2,800	70.585	2/15/22	2,800	(5)	$243,544
					12,175		$1,058,982
(1)	This represents the aggregate number of actual performance units granted relative to the 2010-2012 long-term incentive plan, the target performance units that would be paid out upon the company meeting financial goals relative to the 2011-2013 long-term incentive plan and the target performance units that would be paid out upon the company meeting financial goals relative to the 2012-2014 long-term incentive plan multiplied by the fair market value of Wabtec common stock price as of December 31, 2012.

(2)	This represents the number of restricted shares of Wabtec stock that were granted in 2009 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2012. One-fourth of this award vested on February 17, 2010, February 17, 2011, February 17, 2012 and February 17, 2013.

(3)	This represents the number of restricted shares of Wabtec stock that were granted in 2010 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2012. One-fourth of this award vested on March 1, 2011, March 1, 2012 and March 1, 2013 and the remaining will vest on March 1, 2014.

(4)	This represents the number of restricted shares of Wabtec stock that were granted in 2011 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2012. One-fourth of this award vested as of March 1, 2012 and March 1, 2013, and the remaining will vest in one-fourth increments on March 1, 2014 and March 1, 2015.

(5)	This represents the restricted shares of Wabtec stock that were granted in 2012 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2012. One-fourth of this award vested on March 1, 2013 and the remaining shares will vest in one-fourth increments on March 1, 2014, March 1, 2015, and March 1, 2016.

Option Exercises and Stock Vested

This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2012 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer on an aggregate basis. No stock options were exercised by the named executive officers in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Albert J. Neupaver	47,909	$3,561,257	(2)
Alvaro Garcia-Tunon	15,803	$1,175,293	(2)
Raymond T. Betler	12,265	$896,191
David L. DeNinno	0	$0
Charles F. Kovac	11,452	$853,307	(2)
(1)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.

(2)	This includes a payout under the 2009-2011 long-term incentive plan. Under this plan, Mr. Neupaver, Mr. Garcia-Tunon, Mr. Betler and Mr. Kovac earned and received on March 9, 2012, a payout of 27,346, 9,115, 6,077 and 6,077 shares of Wabtec common stock, respectively, with the respective values on that date of $2,048,202, $682,709, $455,164 and $455,164. Mr. Kovac deferred his payment under the Company’s Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)
Albert J. Neupaver	$0	$0	$0	$0	$0
Alvaro Garcia-Tunon	$139,032	$0	$17,689	$0	$252,350
Raymond T. Betler	$0	$0	$0	$0	$0
David L. DeNinno	$0	$0	$0	$0	$0
Charles F. Kovac	$567,404	$0	$77,353	$0	$644,757
(1)	Includes (i) monthly accrued interest at the rate of prime plus 1% on amounts contributed to the Deferred Compensation Plan from deferral of a participant’s cash compensation, and (ii) gain (or loss) in the value of the Company’s stock on amounts contributed to the Deferred Compensation Plan from deferral of a participant’s equity compensation. For more information regarding the Deferred Compensation Plan, see the discussion under “Deferred Compensation Plan” on page 18 above.

(2)	Equity awards deferred to the Deferred Compensation Plan were reported in the year of grant based on their grant date fair value. In addition, the Deferred Compensation Plan does not offer any above market rates of return to any participants and, accordingly, no amount of earnings under the Plan was reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Employment Continuation Agreements with Certain Executive Officers

Wabtec entered into employment continuation agreements with nine senior executive officers, including the following named executive officers: Albert J. Neupaver, Alvaro Garcia-Tunon, Raymond T. Betler, David L. DeNinno and Charles F. Kovac. The purpose of the agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.

During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a bonus (i) on terms and conditions no less favorable to the executive than the annual bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive vacation and fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the company’s governing documents in effect immediately prior to the change of control.

Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the five named executive officers had terminated employment due to death at December 31, 2012, the value of the life insurance benefits payable under Wabtec’s plan to such executive would have been: Mr. Neupaver $750,000, Mr. Garcia-Tunon $629,000, Mr. Betler $588,000, Mr. DeNinno $450,000, Mr. Kovac $870,000, or, in the case of termination for disability at December 31, 2012, the value of the disability benefits under Wabtec’s plan to such executive would have been: Mr. Neupaver $240,000, Mr. Garcia-Tunon $240,000, Mr. Betler $216,000, Mr. DeNinno $180,000, Mr. Kovac $139,200. In addition to the benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the agreements), or the executive voluntarily terminates his or her employment other than for good reason (as defined in the agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under

Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control any of the five named executive officers had been terminated by the company for cause, or the executive voluntarily terminated his employment other than for good reason, at December 31, 2012, no benefits would have been payable to Messrs. Neupaver, Garcia-Tunon, Betler, DeNinno and Kovac. In addition to benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned under the “Outstanding Stock Awards” below.

Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24 month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. If, after a change of control, any of the five named executive officers had been terminated by the company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2012, the value of the benefit to such executive would have been: Mr. Neupaver $3,581,600, Mr. Garcia-Tunon $1,529,280, Mr. Betler $1,432,080, Mr. DeNinno $1,041,600, Mr. Kovac $1,204,800. In addition to the benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the company other than for cause or by the executive for good reason or (ii) the company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Internal Revenue Code of 1986, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the employment continuation agreement, to have remained employed until the change of control and to have been terminated by the company without cause immediately after the change of control. In such case, at December 31, 2012, the value of severance benefits to the executive would have been: Mr. Neupaver $3,581,600, Mr. Garcia-Tunon $1,529,280, Mr. Betler $1,432,080, Mr. DeNinno $1,041,600, Mr. Kovac $1,204.800.

Wabtec may terminate the employment continuation agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control.

Outstanding Stock Awards

Under the 2000 Stock Incentive Plan and the 2011 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 or 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In addition, in the case of a Section 8 or 11 Event, all outstanding options are subject to being cashed out automatically based on the difference between the option exercise price and the value of Wabtec stock in connection with the Section 8 or 11 Event. In instances of a Section 8 or 11 Event only, all restrictions on restricted stock or restricted stock units lapse. For performance units, in instances of a Section 8 or 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2012:

Name	Disability	Death During Employment	Section 8 or 11 Event(3)
Mr. Neupaver
Options	$2,143,059	$2,143,059	$7,906,025
Restricted Stock	—	—	$4,226,099
Performance Units(2)	—	(1)	$14,786,600
Mr. Garcia-Tunon
Options	$715,108	$715,108	$2,549,224
Restricted Stock	—	—	$1,412,729
Performance Units(2)	—	(1)	$4,940,464
Mr. Betler
Options	$554,976	$554,976	$1,562,019
Restricted Stock	—	—	$1,412,729
Performance Units(2)	—	(1)	$4,244,624
Mr. DeNinno
Options	$48,594	$48,594	$48,594
Restricted Stock	—	—	$448,382
Performance Units(2)	—	(1)	$695,480
Mr. Kovac
Options	$466,037	$466,037	$1,636,641
Restricted Stock	—	—	$1,058,982
Performance Units(2)	—	(1)	$3,131,280

(1)	The Compensation Committee has discretion in instances of death during employment, voluntary termination with consent and retirement to decide to pay all or part of a performance award contingent upon achievement of performance and based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under the column titled “Section 8 or 11 Event” if the Compensation Committee decided to pay all of the award.

(2)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2012 but were not yet paid to participants.

(3)	Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. Such gross-up payments may be made under our 2000 Stock Incentive Plan. However, under our employment continuation agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.

Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2012 through December 31, 2012:

Name	Fees Earned or Paid in Cash		Stock Awards (1)(2)		Total
Robert J. Brooks	$69,000		$100,000		$169,000
Emilio A. Fernandez	$73,500		$100,000		$173,500
Lee B. Foster, II	$79,000		$100,000	(5)	$179,000
Michael W. D. Howell	$70,500		$100,000	(5)	$170,500
William E. Kassling(3)	$103,000	(4)	$100,000		$203,000
Gary C. Valade	$81,000		$100,000		$181,000
Brian P. Hehir	$69,000		$100,000		$169,000
Nickolas W. Vande Steeg	$69,000		$100,000		$169,000
(1)	Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	The annual award of the $100,000 stock retainer was made on May 16, 2012, with each non-employee director being granted 1375.61 restricted shares of Wabtec common stock with a grant date fair market value of $72.695 per share.

(3)	Mr. Kassling serves as non-employee Chairman of the Board.

(4)	Mr. Kassling elected to defer the cash retainer of $100,000.

(5)	Mr. Howell and Mr. Foster each elected to defer 100% of the stock retainer respectively.

Effective May, 2012, the Company changed how it provides compensation to the non-employee directors. Each non-employee director, other than our non-employee Chairman, receives an annual cash retainer of $60,000 for his services as a director, which includes all meeting attendance. Meeting fees were paid according to the previous schedule prior to

May, 2012, which was $1,500 per director for each board meeting or board committee meeting attended in person, and $1,000 for each board meeting or board committee meeting attended by telephone. Our non-employee Chairman receives an annual retainer of $100,000 and our committee chairs receive annual retainers as follows: Compensation Committee Chair receives $10,000, Audit Committee Chair receives $15,000, and Nominating and Governance Committee Chair receives $7,500. All directors are reimbursed for their out of pocket expenses incurred in connection with attendance at meetings and other activities related to the board or its committees.

In addition, the non-employee directors also participate in the Amended and Restated 1995 Non-Employee Directors’ Fee and Stock Option Plan. Under this plan, newly elected directors are eligible to receive 5,000 stock options (vesting one-third on each subsequent anniversary date). No director received a stock option grant for 2012. The aggregate number of stock options outstanding as of December 31, 2012 for each non-employee director under the plan is as follows: Mr. Brooks 8,000; Mr. Fernandez 19,334; Mr. Foster 12,000; Mr. Hehir 9,000; Mr. Howell 4,000; Mr. Kassling 8,000; and Mr. Vande Steeg 13,000. No stock options were granted to the non-employee directors in 2012.

The non-employee directors also receive an annual stock retainer equal to $100,000 at the annual meeting held in May each year. Accordingly, except as described below with respect to deferral of the annual stock retainer based on elections by certain directors, each non-employee director was granted 1,375.61 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 16, 2012 ($72.695). The stock retainer is restricted for 12 months from the date of issue and will vest on May 16, 2013. If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.

In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible directors may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. Deferred amounts, including any applicable earnings credited on the deferrals, will be paid out to the director following his termination of service with the Board. During 2012, Mr. Kassling elected to defer the cash retainer of $100,000. In addition, Mr. Howell and Mr. Foster each elected to defer 100% of the stock retainer.

Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2012 Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders with a non-binding vote to approve our executive compensation programs and arrangements in accordance with Section 14A of the Exchange Act.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals that are intended to align the executives’ interests with those of our stockholders. In regard to compensation based on long term performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

Pursuant to the SEC rules, we are asking you to approve the 2012 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of the 2013 vote carefully when making future decisions regarding compensation of the named executive officers. The stockholder advisory vote in connection with our 2012 annual meeting received approximately 92.93% approval by our stockholders, indicating strong support of our compensation programs and policies. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, while also meeting our obligations under the Dodd-Frank Act and the SEC’s rules.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends that you approve the following resolution:

RESOLVED, that the stockholders approve the 2012 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

The Board recommends you vote FOR the approval of the 2012 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

Proposal 3—Approval of Increase in Authorized Common Stock

The Board of Directors has approved a proposal to amend Wabtec’s Restated Certificate of Incorporation to increase the number of authorized shares from 101 million to 201 million. In doing so, the number of authorized shares of common stock will increase from 100 million to 200 million, and the number of preferred shares will remain at 1,000,000 shares. The proposed amendment would replace Section 4.01 of Article Fourth of the Restated Certificate of Incorporation with the following language:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 201,000,000 shares, consisting of :

(a)	200,000,000 shares of Common Stock, each having a par value of one penny ($.01); and

(b)	1,000,000 shares of Preferred Stock, each having a par value of one penny ($.01).”

The Board of Directors believes it is in the best interest of Wabtec to increase the number of authorized shares of common stock in order to give Wabtec greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of common stock will enable Wabtec to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to Wabtec without the delay and expense associated with convening a special meeting of Wabtec’s stockholders.

Wabtec has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from Wabtec’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the New York Stock Exchange, the newly authorized shares of common stock will be available for issuance at the discretion of the Board of Directors (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of Wabtec’s existing stockholders, any future issuance of additional authorized shares of Wabtec’s common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares may make it more difficult to, or discourage an attempt to, obtain control of Wabtec by means of a takeover bid that the Board of Directors determines is not in the best interest of Wabtec and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of Wabtec.

Any newly authorized shares of Wabtec’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of Wabtec’s common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares. Wabtec does not have any outstanding preferred stock. The Board of Directors can determine the relative rights and preferences of the preferred stock and provide for the issuance of the preferred stock in one or more series with such relative rights and preferences as the Board of Directors may determine.

The Board recommends you vote FOR the approval the proposed amendment to increase the number of authorized shares of all classes of company stock from 101 million to 201 million, with the number of authorized shares of common stock to increase from 100 million to 200 million.

Proposal 4—Ratify Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. Although you are not required to ratify this appointment, we ask that you do. If you do not, we will reconsider our choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2012. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders to answer appropriate questions and make a statement if he or she so desires.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends you vote FOR this proposal.

Fees to the Independent Registered Accounting Firm

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2012 and December 31, 2011:

	2012	2011
Audit Fees	$1,851,517	$1,773,200
Audit-Related Fees	$4,500	$4,500
Tax Fees	$161,021	$323,309
All Other Fees	$0	$0

Total Fees	$2,017,043	$2,101,009

Audit Fees

Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, review of financial statements included in Wabtec’s quarterly reports on Form 10-Q and SEC filings, audit of internal control over financial reporting and statutory filings.

Audit-Related Fees

Audit-related fees include fees for services related to certain agreed upon procedure audits.

Tax Fees

Tax fees include fees for services related to tax return preparation, tax compliance and tax planning.

All Other Fees

This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” We were not billed any fees in this category during either 2012 or 2011. The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2012 and the proposed services for 2013 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit

Committee. All other permitted services are also pre-approved by the Audit Committee.

The Audit Committee has delegated its pre-approval authority to its Chairman, if the fee to be approved does not exceed $100,000.

All services provided by Ernst & Young LLP for fiscal year 2012 were pre-approved by the Audit Committee.

Business Relationships and Related Party Transactions

Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling and Emilio A. Fernandez will be nominated to be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock.

Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabtec.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and

Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec. No related party transactions were reviewed under our policy in 2012.

Other Information

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Corporate Governance Information

Wabtec has adopted Corporate Governance Guidelines and a Code of Conduct that is applicable to all directors, officers and employees, each of which includes the provisions required under the NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabtec.com.

Other Business

We do not expect any business to come before the annual meeting other than the proposals described in this proxy statement. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Communication with the Board

The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

Expenses of Solicitation

Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $6,500 to Wells Fargo Shareowner Services and certain third parties for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.

Stockholder Proposals for Next Year

To be included in the proxy for the 2014 annual meeting, stockholder proposals must be submitted by December 2, 2013. Only proposals submitted on time may be eligible for inclusion in our proxy statement.

Our amended and restated by-laws require that notice of business to be properly brought before the 2014 annual meeting of stockholders must be submitted to us between December 2, 2013 and January 31, 2014. Only matters for which we receive timely notice may be brought before the 2014 annual meeting.

Stockholder proposals to be brought before the 2014 annual meeting should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148.

By order of the Board of Directors,

David L. DeNinno

Senior Vice President, General Counsel and Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/wab Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 13, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 13, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1. Election of directors: for a term of three years expiring in 2016	01 Robert J. Brooks	03 Albert J. Neupaver	☐ Vote FOR		☐ Vote WITHHELD
	02 William E. Kassling		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

	2. Approve an advisory (non-binding) resolution relating to the approval of 2012 named executive officer compensation		☐ For	☐ Against	☐ Abstain

	3. Amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock		☐ For	☐ Against	☐ Abstain

	4. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year		☐ For	☐ Against	☐ Abstain

	5. Conduct other business if properly raised		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

	Address Change? Mark box, sign, and indicate changes below: ☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 14, 2013

11:30 a.m. Local Time

The Duquesne Club

325 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, Pennsylvania 15148	proxy

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Tuesday, May 14, 2013 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April             , 2013, and the Annual Report to Stockholders for 2012.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR ALL” nominees in Item 1 and “FOR” Items 2, 3 and 4.

See reverse for voting instructions.